Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Compensation Award Stock Agreement Between Registrant and a Company Director of OXiGENE, Inc., and to the incorporation by reference therein of our report dated January 30, 2002, except for Note 9, as to which the date is March 27, 2002, with respect to the consolidated financial statements of OXiGENE, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                     /s/ Ernst & Young LLP

Boston, Massachusetts
April 2, 2002